                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED APRIL 30, 1996. PROVIDES FORWARD-LOOKING DATA FOR FISCAL 1997. $.03 DIVIDEND DECLARED.

TOWN & COUNTRY, MISSOURI, May 22, 1996 . . . . . Huntco Inc. (NYSE:"HCO"), a
Town & Country based intermediate steel processor, today announced results of operations for its fourth quarter and for its fiscal year, both of which ended April 30, 1996. Net sales for the quarter were a record $78.4 million, an increase of 32.7% in comparison to the prior year's fourth quarter net sales of $59.1 million. Net income for the quarter was $2.7 million, or $.30 per share, which compares to net income of $3.2 million, or $.35 per share, in the prior year's fourth quarter.

Net sales for the year ended April 30, 1996 were a record $264.1 million, an increase of 34.0% in comparison to net sales for the year ended April 30, 1995
of $197.2 million.   Net income for the year ended April 30, 1996 was $1.1
million, down from $10.0 million for the year ended April 30, 1995, while earnings per share declined to $.12 per share, down from $1.11 per share for the prior year.

The Company declared a dividend of $.03 per share for shareholders of record on June 6, 1996, payable on June 20, 1996.

The Company processed and sold 222,086 tons of steel in the quarter ended April 30, 1996, an increase of 23.7% in comparison to the quarter ended April 30, 1995. For the year ended April 30, 1996, the Company processed and sold 771,937 tons of steel, an increase of 36.2% over that processed in the prior year. Both the fourth quarter and full year tonnage amounts for 1996 established new records for the Company. Included in the fourth quarter and full year tonnage amounts for fiscal 1996 were 42,086 and 91,373 tons of cold rolled steel products, respectively. Approximately 18.9% and 23.9% of the tons processed in the fourth quarter and for the year ended April 30, 1996 represented customer-owned material processed on a per ton, fee basis.

Gross profit averaged 11.4% during the fourth quarter and 6.9% for the year ended April 30, 1996. These percentages compare to gross profit of 13.2% in the prior year's fourth quarter and 13.0% for the year ended April 30, 1995. During the fourth quarter of fiscal 1996, the Company started production on three light-gauge, cut-to-length lines, one each at its Madison, Illinois, Catoosa, Oklahoma, and Chattanooga, Tennessee facilities. Gross profit for the full year ended April 30, 1996 was negatively effected by a lower of cost or market inventory adjustment of approximately $8.0 million (before related income tax benefits) which was reported by the Company in its quarter ended October 31, 1995. Also negatively impacting the 1996 fiscal year were start-up expenses relating to the Company's new cold rolling operation at its Blytheville, Arkansas facility. Net sales of cold rolled products totaled approximately $40.5 million for the year ended April 30, 1996. Gross profits realized on these sales, while increasing as the year progressed, have not yet reached levels where they are additive to the Company's overall gross profit margin percentage.

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The Company commenced operations at its new facility in Gallatin, Kentucky during the first week of May, 1996.

The Company also presented certain forward-looking data regarding its outlook for its 1997 fiscal year, as well as a summary of the principal factors or risks which the Company considers to be the most likely to cause actual results to differ materially from this projected, forward-looking data.

The Company anticipates that its net sales in fiscal 1997 could increase by as much as 30% to 35% over fiscal 1996 levels. The anticipated increase in net sales is expected to reflect higher levels of tons sold which are expected to increase to a range of 925,000 to 1,000,000 tons, with increased cold rolled sales and shipments from the new Gallatin facility being the major contributors to this increased sales volume. Because these new facilities are expected to produce at increasingly higher levels of volume during the year, the Company expects to ship approximately 10% more tonnage in the second half of fiscal 1997 than in the first half of fiscal 1997, with the fourth quarter of fiscal 1997 being the strongest in terms of tons expected to be shipped. Net sales are expected to increase by a higher percentage than tons sold because of higher average unit selling prices for cold rolled steel, when compared to the average unit selling values for the Company's traditional hot rolled steel sales, and due to a lower tolling percentage which is expected to decline to a range of 17% to 20% of total tons sold for fiscal 1997. The Company anticipates that its gross profit margins, expressed as a percentage of net sales, could range between 11% and 13%, yielding pretax margins in the range of 5% to 7% of net sales. The Company expects that its effective tax rate will range between 38.0% and 38.5%. The Company expects to spend approximately $35,000,000 as a part of its ongoing internal expansion program, with the previously announced expansion of the Blytheville cold rolling and pickling operations, as well as construction and equipping of the new facility in South Carolina representing the major projects.

Achievement of these forward-looking results is dependent upon numerous factors, circumstances and contingencies, certain of which are beyond the control of the Company. Certain of the more important factors which the Company believes could cause actual results to differ from the forward-looking data presented in the previous paragraph follow:

1) Notwithstanding the fact that the growth in the Company's net sales over the previous five fiscal years has resulted from increasing levels of tons processed and sold, with such increases in tonnage primarily occurring at newly constructed facilities, there can be no assurance that the Company will be successful in the start-up of its new facility in Gallatin, Kentucky, or in the continued development and expansion of its cold rolling operations at its Blytheville facility, or that these expansions will proceed as quickly as the Company currently anticipates. Successful development of these projects requires the Company to develop new customers, in new market territories and absolute assurance cannot be given that this will occur on the timetable which the Company expects, if ever.

2) The expected increase in tons processed and shipped assumes that the Company is able to maintain the base volume of tons processed and shipped in the 1996 fiscal year. This assumption is based upon the Company's experience, the most relevant experience being over the previous five years, and an assumption that economic conditions in the Company's primary market areas will reflect a stable, slow-growth environment. Many of the Company's products are sold to industries that experience significant fluctuations in demand based on economic conditions beyond the control of the Company. No assurance can be given that the Company will be able to increase or maintain its level of tons shipped, especially in periods of economic stagnation or downturn.

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3)  As evidenced by the unfavorable impact on net income in fiscal 1996, the
Company's financial results can be significantly impacted by changing steel prices. The Company's principal raw material is flat rolled carbon steel coils. The steel industry is highly cyclical in nature and prices for the Company's raw materials are influenced by numerous factors beyond the control of the Company. As steel producers change the effective selling price for the Company's raw materials, competitive conditions will influence the amount of change, if any, in the Company's prices to its customers. Steel prices charged by the primary producers of steel coils have been extremely volatile over the previous twelve months and conditions exist which could cause this volatility to continue throughout the Company's 1997 fiscal year. While the Company believes that the circumstances leading to the significant decline in its net income in the first two quarters of the 1996 fiscal year, which decline was primarily caused by changing steel prices, are unlikely to be repeated in fiscal 1997, no assurance can be given that volatility in steel prices will not again negatively impact the Company's results of operations and net income.

4) The Company expects that the per ton costs of operating its cold rolling operation will continue to decline as the 1997 fiscal year progresses and that relative per ton selling values will increase as the Company develops its relationship as a supplier with its new customers for cold rolled products and as more of the cold rolled tonnage sold by the Company receives further processing (e.g. slitting or blanking) before sale. If these trends in per ton costs and selling prices develop as the Company expects, gross profit on cold rolled sales could become additive to the Company's overall gross profit percentage during the second quarter of fiscal 1997. Competitive conditions could delay the anticipated increases in relative selling values for cold rolled products, as could rapidly changing steel prices. The per ton costs incurred by the Company in producing and processing cold rolled coils can be impacted by numerous factors including volume levels, operator efficiency, utility costs and scrap percentages.

The Company plans to file a Form 8-K concurrently with this news release which contains a more complete discussion of these and other factors which the Company believes may cause the forward-looking data to differ materially from actual results and encourages those who make use of this forward-looking data to make reference to the aforementioned Form 8-K .

Huntco Inc. is an intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                                  *  *  *  *  *

for further information contact:

     Robert J. Marischen - Vice Chairman
     (314) 878-0155


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                                   HUNTCO INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (dollars in thousands, except per share amounts)



                                         Year Ended            Three Months
                                          April 30            Ended April 30
                                       1996       1995        1996      1995
                                     -------    -------      ------    ------
                                         (audited)             (unaudited)

Net sales                           $264,087   $197,195     $78,423   $59,072

Cost of sales                        245,863    171,521      69,521    51,279
                                     -------    -------      ------    ------

Gross profit                          18,224     25,674       8,902     7,793

Selling, general and
 administrative expenses              13,147      9,638       3,518     2,629
                                     -------    -------      ------    ------

Income from operations                 5,077     16,036       5,384     5,164

Other income (expense):
 Interest, net                        (3,274)         1      (1,075)      (97)
 Other, net                                6          4          (5)        -
                                     -------    -------      ------    ------

Income before income taxes             1,809     16,041       4,304     5,067

Provision for income taxes               701      6,037       1,602     1,902
                                     -------    -------      ------    ------

Net income                          $  1,108   $ 10,004     $ 2,702   $ 3,165
                                     =======    =======      ======    ======


Earnings per share                   $  .12     $ 1.11       $  .30    $  .35
                                      =====      =====        =====     =====

Weighted average
 common shares outstanding            8,948      9,048        8,972     9,026
                                      =====      =====        =====     =====


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                                  HUNTCO INC.

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                       (audited, amounts in thousands)

                                                                April 30,
                                                             1996       1995
                                                           --------   --------
ASSETS
Current assets:
 Cash                                                      $  2,737   $  3,566
 Accounts receivable, net                                    36,804     29,142
 Inventories                                                 53,964     77,726
 Other current assets                                         1,926        965
                                                            -------    -------
                                                             95,431    111,399
Property, plant and equipment, net                          120,338     92,225
Goodwill                                                      5,001      5,290
Other assets                                                  1,667        984
                                                            -------    -------
                                                           $222,437   $209,898
                                                            =======    =======


LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                          $ 29,003   $ 25,518
 Accrued expenses                                             3,934      1,464
 Current maturities of long-term debt                           189        371
                                                            -------    -------
                                                             33,126     27,353
                                                            -------    -------

Long-term debt                                               73,066     68,505
Deferred income taxes                                         4,879      2,788
                                                            -------    -------
                                                             77,945     71,293
                                                            -------    -------

Shareholders' equity:
 Preferred stock (issued and outstanding, none)                -          -
 Common stock:
   Class A (issued and outstanding, 5,292 and 5,290)             53         53
   Class B (issued and outstanding, 3,650)                       37         37
 Additional paid-in-capital                                  86,567     86,533
 Retained earnings                                           24,709     24,629
                                                            -------    -------
                                                            111,366    111,252
                                                            -------    -------
                                                           $222,437   $209,898
                                                            =======    =======


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                                    HUNTCO INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (audited, dollars in thousands)


                                                          Year Ended April 30,
                                                            1996       1995
                                                           -------    -------
Cash flows from operating activities:
 Net income                                               $  1,108   $ 10,004
                                                           -------    -------
 Adjustments to reconcile net income to net
 cash provided (used) by operating activities:
    Depreciation and amortization                            6,561      3,589
    Other                                                       (5)        (5)
    Decrease (increase) in:
      accounts receivable                                   (7,662)    (9,977)
      inventories                                           23,762    (45,085)
      other current assets                                    (961)        94
      other assets                                            (910)      (653)
    Increase (decrease) in:
      accounts payable                                       3,485     18,057
      accrued expenses                                       2,470        300
      non-current deferred taxes                             2,091      1,118
                                                           -------    -------
        Total adjustments                                   28,831    (32,562)
                                                           -------    -------
 Net cash provided (used) by operations                     29,939    (22,558)
                                                           -------    -------
Cash flows from investing activities:
 Acquisition of property, plant and equipment              (34,214)   (54,273)
 Proceeds from sale of property, plant and equipment            61         21
                                                           -------    -------

 Net cash used by investing activities                     (34,153)   (54,252)
                                                           -------    -------
Cash flows from financing activities:
 Net proceeds from newly-issued debt                        50,000     67,250
 Payments on long-term debt                                (45,621)      (362)
 Common stock dividends                                     (1,028)      (849)
 Other                                                          34        -
                                                           -------    -------
 Net cash provided by financing activities                   3,385     66,039
                                                           -------    -------
Net (decrease) in cash                                        (829)   (10,771)

Cash, beginning of year                                      3,566     14,337
                                                           -------    -------
Cash, end of year                                         $  2,737   $  3,566
                                                           =======    =======
